Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" and "General Information" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statements of Additional Information in Post-Effective Amendment No. 51/52 to the Registration Statement (Form N-1A, No. 033-13019 and No. 811-05083) of Van Eck VIP Funds and to the incorporation by reference of our report dated February 13, 2013 on Van Eck VIP Emerging Markets Fund, Van Eck VIP Global Hard Assets Fund, Van Eck VIP Multi-Manager Alternatives Fund, and Van Eck VIP Unconstrained Emerging Markets Bond Fund (formerly named the Van Eck VIP Global Bond Fund) (funds constituting the Van Eck VIP Trust) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2012.

Ernst & Young LLP

New York, NY

April 18, 2013